                                                                    Exhibit 99.1

                  DIGITAL LAVA ANNOUNCES SECOND QUARTER RESULTS
             COMPANY SEEKS STRATEGIC ALTERNATIVES AND REDUCES STAFF


MARINA DEL REY, CALIF. (JULY 31, 2001) DIGITAL LAVA INC. (NASDAQ: DGLV), Digital Lava today announced results for the second quarter ended June 30, 2001. The company also detailed its current business status and announced that Director John Carrington will resign from its board, effective August 2, 2001.

The Company reported that revenues for the second quarter were $861,335 compared with $1.6 million for the quarter ended June 30, 2000. The net loss for the second quarter of 2001 was $1.9 million or $0.27 per basic and diluted share, compared with a net loss of $1.7 million, or $0.37 per basic and diluted share for the same period of 2000.

Digital Lava attributed the decrease in revenues to the effects of the continued economic softening experienced by its client base. "While Digital Lava publishing services and software solutions continue to experience solid acceptance in the marketplace, we are not immune to the effect on our sales resulting from the downward trend of the economy," said Bob Greene, Chief Executive Officer of Digital Lava. "We are committed to serving all our clients and relationships."

CURRENT BUSINESS STATUS
Commenting on the company's current operational status, Greene said, "We have reduced our cash burn rate from prior quarters. With the additional cost cutting measures that we will implement today, Digital Lava anticipates that it will have enough cash to get through the third quarter of 2001. In addition, we have been and continue to seek strategic alternatives that include a merger or acquisition, the sale of assets or raising substantial additional capital," Greene added. "If we are unable to complete one of these strategic alternatives in the near future, Digital Lava will not be able to continue operations."

Since the end of first quarter of 2001, Digital Lava has reduced expenditures by making staff and cost reductions across all departments. This week, the Company will reduce its headcount by 16 employees and management expects that over the next several weeks it will make further reductions down to the minimum number of personnel necessary to meet customer obligations and to maintain corporate operations.

DIRECTOR RESIGNS
Digital Lava also announced that John Carrington will resign from the board of directors effective August 2, 2001, in order to focus on other matters. Bob Greene commented, "John has been a valuable member of our board for the last two years and I want to thank him for his contributions. We wish him well as he turns his full attention to running his company, Websense, Inc.."

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SECOND QUARTER HIGHLIGHTS
Digital Lava added 12 new customers during the quarter. Additionally, the company added eight new HotFoot clients and finalized the first sale of its recently released HotFootHost software development kit.

SECOND QUARTER RESULTS
Revenues for the second quarter ended June 30, 2001 were $861,335 compared with $1.6 million for the quarter ended June 30, 2000. Total cost of revenues for the second quarter of 2001 was $457,203 or 53.1 percent of revenue, compared with second quarter 2000 cost of revenues of $527,603 or 32.8 percent of revenues. Although total cost of revenue declined in absolute dollars, the increase in cost of revenue as a percentage of total revenue was attributed to the additional write down of $70,440 of FireStream Encoding Station inventory to its current market value and lower than anticipated services revenue to cover fixed services costs.

The company's selling, general and administrative expenses were $2.1 million in the second quarter of 2001, compared with $2.5 million in the second quarter of 2000. This decrease is due to a reduction in headcount and other corporate expenditures.

At June 30, 2001, Digital Lava had total assets of $3.3 million, which included cash and cash equivalents of $1.1 million, liabilities of $1.7 million and stockholders' equity of $1.6 million.

NASDAQ NOTICE
On July 30, 2001, Digital Lava received a notice from Nasdaq stating that the company's common stock had not maintained a minimum bid price of $1.00 over the prior 30 consecutive trading days, as required by Nasdaq's rules for continued listing, and the company would have until October 29, 2001 to regain compliance with such rule. There is no assurance that Digital Lava will be able to demonstrate compliance with Nasdaq's continued listing rules and maintain listing of its common stock on the Nasdaq SmallCap Market.

CONFERENCE CALL/WEBCAST

Digital Lava will host a conference call with a simultaneous webcast at 11 a.m. Eastern/ 8 a.m. Pacific, today. Featuring Chief Executive Officer Bob Greene and Chief Financial Officer Bennet Lientz, Jr., the conference call will be available live via the Internet by accessing the Company's web site at www.digitallava.com.

To listen to the live call, please go to Digital Lava's web site at least 15 minutes prior to the presentation to download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.digitallava.com, or a phone replay will be available through August 7, 2001 by calling (888) 266-2086 or (703) 925-2435 and entering the passcode #415496.

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


ABOUT DIGITAL LAVA

Digital Lava provides digital publishing services and the enabling software technology to Fortune 1000 companies for creating on-demand interactive presentations, communications, and training applications. Digital Lava's rich media software applications seamlessly link digital video and audio content with a variety of other formats such as text, graphics, animation and web links. The Company's unique service offering provides a turnkey solution for delivering rich media to the desktop quickly and efficiently-enabling more impactful and effective corporate communications, sales, marketing, and e-learning applications. End-users are provided with a fully integrated and interactive experience delivered to the desktop via the Internet, intranet, extranet, DVD, CD-ROM or any combination. Digital Lava's partners and clients include Microsoft, Akamai, RealNetworks, Cisco Systems, Dell Computers, Siebel, KPMG, Prudential Insurance, Network Associates, Alcatel, CompuCom, Whirpool and Medschool.com. Digital Lava is headquartered in Marina del Rey, California. For additional information, please visit Digital Lava's Web site at http://www.digitallava.com/ or call 1-888-222-LAVA.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements concerning the business and products of Digital Lava, including statements regarding the company's expected future business and financial performance, competitive position, capital raising ability and product sales. Actual results could differ materially from those projected or implied by such forward-looking statements due to various factors. Such factors include unpredictability of future revenues and expenses, pricing changes, continued demand by significant customers, market acceptance of Digital Lava's products, development and shipment of products, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those described in Digital Lava's filings with the Securities and Exchange Commission. Digital Lava undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.


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



                                DIGITAL LAVA INC.
                             Statement of Operations
                                   (Unaudited)


                                                   THREE MONTHS ENDED JUNE 30,         SIX MONTHS ENDED JUNE 30,
                                                    2001               2000              2001               2000
                                                 -----------       -----------       -----------       -----------
Revenues:
        Total revenues                           $   861,335       $ 1,608,421       $ 1,681,323       $ 2,643,865
                                                 -----------       -----------       -----------       -----------
Cost of revenues:
        Total cost of revenues                       457,203           527,603           991,990         1,004,613
                                                 -----------       -----------       -----------       -----------

        Gross profit                                 404,132         1,080,818           689,333         1,639,252
                                                 -----------       -----------       -----------       -----------

Operating costs and expenses:
    Selling, general and administrative            2,083,461         2,485,877         4,433,734         4,317,220
    Research and development                         267,916           344,855           674,164           647,983
                                                 -----------       -----------       -----------       -----------

        Total operating costs and expenses         2,351,377         2,830,732         5,107,898         4,965,203
                                                 -----------       -----------       -----------       -----------

        Loss from operations                      (1,947,245)       (1,749,914)       (4,418,565)       (3,325,951)

    Other income, net                                 27,208            13,725             7,522            47,066
                                                 -----------       -----------       -----------       -----------

        Net loss                                 $(1,920,037)      $(1,736,189)      $(4,411,043)      $(3,278,885)
                                                 ===========       ===========       ===========       ===========

Basic and diluted net loss per share             $     (0.27)      $     (0.37)      $     (0.61)      $     (0.70)
                                                 ===========       ===========       ===========       ===========

Weighed average common shares used in basic
    and diluted loss per share                     7,199,319         4,679,615         7,199,319         4,661,414
                                                 ===========       ===========       ===========       ===========


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

                                DIGITAL LAVA INC.
                                  BALANCE SHEET


                                                                 June 30,         December 31,
                                                                   2001               2000
                                                                (Unaudited)
                                                               ------------       ------------
ASSETS
Current Assets:
    Cash and cash equivalents                                  $  1,061,654       $  1,309,084
    Short Term Investments                                                        $  4,215,469
    Accounts receivable, net                                        585,393          1,257,673
    Inventory                                                        25,560            240,000
    Other current assets                                             37,269            251,789
                                                               ------------       ------------
        Total current assets                                      1,709,876          7,274,015

Fixed assets, net                                                 1,087,018          1,290,284
Restricted cash                                                     496,455            496,455
Other assets                                                         37,994             37,994
                                                               ------------       ------------
        Total assets                                           $  3,331,343       $  9,098,748
                                                               ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                           $    391,441       $    874,272
    Current portion of capital lease                                104,104             97,437
    Accrued expenses and other current liabilities                  511,690          1,187,281
    Deferred rent                                                   287,009            303,668
    Deferred revenue                                                423,896            560,912
                                                               ------------       ------------
        Total current liabilities                                 1,718,140          3,023,570

    Long term portion of capital lease obligations                   54,511            108,285
                                                               ------------       ------------
        Total Liabilities                                         1,772,651          3,131,855
                                                               ------------       ------------

Stockholders' equity:
    Preferred stock, $0.0001 par value; 5,000,000
        shares authorized; none issued and outstanding                    -                  -
    Common stock, $0.0001 par value; 35,000,000
        shares authorized; 7,199,319 shares issued
        and outstanding                                                 719                719
    Additional paid-in capital                                   35,802,332         35,802,332
    Accumulated deficit                                         (34,244,359)       (29,833,315)
    Accumulated other comprehensive loss                                                (2,843)
                                                               ------------       ------------
        Total stockholders' equity                                1,558,692          5,966,893
                                                               ------------       ------------
        Total liabilities and stockholders' equity             $  3,331,343       $  9,098,748
                                                               ============       ============

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